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                           PORTER, WRIGHT, MORRIS & ARTHUR
                                 41 South High Street
                                 Columbus, Ohio 43215
                              Telephone:  (614) 227-2000
                                 Fax:  (614) 227-2100


                                    July 9, 1998


Acorn Products, Inc.
500 Dublin Avenue
Columbus, Ohio  43215

      Re:       Registration Statement on Form S-8
                Acorn Products, Inc. 1997 Nonemployee Director Stock Incentive Plan (the "Plan")

Ladies and Gentlemen:

        We have acted as counsel for Acorn Products, Inc., a Delaware corporation ("Acorn"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by Acorn with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 25,000 shares of Acorn Common Stock, $.001 par value (the "Shares"), to be issued under the Plan.

        In connection with this opinion, we have examined such corporate records, documents and other instruments of the registrant as we have deemed necessary.

        Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Porter, Wright, Morris & Arthur

                                        PORTER, WRIGHT, MORRIS & ARTHUR